Exhibit 10.13d

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT THREE TO EQUIPMENT LEASE AGREEMENT

This AMENDMENT THREE TO EQUIPMENT LEASE AGREEMENT (this “Amendment Three”) is dated effective as of _________, 2023 (the “Effective Date”), and is entered into by and between (i) GK FINANCING, LLC, a California limited liability company (“GKF”), whose address is 601 Montgomery Street, Suite 1112, San Francisco, CA 94111, and (ii) LOVELACE HEALTH SYSTEM, LLC d/b/a Lovelace Medical Center, a New Mexico limited liability company (“Hospital”) whose address is 4101 Indian School Road NE, Albuquerque, NM 87110.

Recitals:

A. GKF and AHS Albuquerque Medical Center, LLC (“AHS”) entered into a certain Equipment Lease Agreement dated February 13, 2003 (the “Lease Agreement”), pursuant to which GKF agreed to lease to AHS a Leksell Stereotactic Gamma Knife unit, Model C with Automatic Positioning System (the “Model C”).

B. AHS (also known as CNT-AHS Albuquerque Medical Center, LLC) was merged into Hospital, effective October 1, 2003, pursuant to which Hospital assumed all of AHS’s rights and obligations under the Lease Agreement by operation of law.

C. Hospital and GKF amended the Lease Agreement to provide for the replacement and upgrade of the Model C that was being leased by GKF to Hospital pursuant to the Lease Agreement, effective April 8, 2011 (the “First Amendment”), as amended by that certain First Amendment to Consent to Sublease Agreement effective February 19, 2018, with a Leksell Gamma Knife Perfexion unit including the LOP Software (such Perfexion unit leased hereunder is referred to as the “Perfexion”), which was installed at the existing Site (as defined in the Lease) at which the Model C was installed, and contemporaneously with the de-installation of the Model C (the “Perfexion Upgrade”).

D. Hospital and GKF further amended the Lease Agreement to upgrade the Perfexion that was being leased by GKF to Hospital pursuant to the Lease Agreement, effective October 15, 2019 (the “Second Amendment,” and together with the Lease Agreement and First Amendment, the “Lease”) to a Leksell Gamma Knife Icon.

E. GKF and Hospital desire to further amend the Lease to provide for the Cobalt-60 reload and lightning software upgrade of the Leksell Gamma Knife Icon unit (“Icon”) currently being provided by GKF to Hospital pursuant to the Lease, which will be performed on the existing Icon at the existing Site.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

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2.           Cobalt-60 Reload and Lightning Software Upgrade.

a.    Scheduling and Process for the Reload Lightning Software Upgrade. Subject to the terms and conditions set forth herein, GKF shall reload the existing Icon with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”) and upgrade the software to include lightning software (“Upgrade”). GKF shall use best efforts to perform the Reload and Upgrade in the first calendar quarter of 2024, subject to execution of this amendment no later than November 10, 2023, or such other time as mutually agreed to in writing by authorized representatives of Hospital and GKF, subject to issuance of all regulatory approvals, permits, licenses, consents, authorizations, and/or waivers in a timely manner (collectively, “Permits”), and completion of construction, if any, of the Site. GKF warrants that all such installations and services provided by GKF shall meet all specifications and other criteria required by applicable law or other documentation as necessary in order to support the Hospital’s ability to perform Procedures using the Equipment. The parties acknowledge that Hospital may not be able to perform Procedures for approximately three (3) weeks during the Reload and Upgrade. Notwithstanding anything to the contrary contained in this Amendment Three, GKF shall have no obligation or liability to pay any damages to Hospital directly resulting from the Hospital’s inability to perform Procedures during the time required for the Reload and Upgrade, provided the time required for such Reload and Upgrade does not exceed three (3) weeks, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform Procedures during the Reload and Upgrade.

b.    Site Preparation and Rigging. Without limiting GKF’s obligation or Hospital’s rights under Section 6 of the Lease Agreement, GKF, at its sole cost and expense, shall be solely responsible for the preparation of the Site and the rigging and installation required for the Reload. GKF shall, and shall require its personnel to, comply with all relevant policies, rules, and guidelines of Hospital while onsite or accessing Hospital’s systems or network. GKF takes full responsibility for the acts and omissions of its personnel while at the Site or accessing Hospital’s systems or network.

c.    Hospital Personnel and Services. Upon reasonable request and as reasonably required by GKF solely to perform its obligations under this Amendment Three, Hospital shall provide GKF with Hospital personnel (including Hospital’s physicists) and services, including security, in connection with Reload, among other things, to oversee, supervise, and assist with compliance with local, state, and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Icon. Hospital shall not be entitled to reimbursement for its personnel costs, internal costs, or overhead in connection with the Reload and Upgrade. Notwithstanding anything to the contrary set forth herein, the Reload shall be performed by GKF only after all necessary and appropriate Site modifications (if any) and Permits concerning the proper handling of the Cobalt-60 for use in Procedures by Hospital, have been obtained by Hospital at Hospital’s sole cost and expense. Subject to Sections 2.a and 2.b above and this Section 2.c, the actual costs of the Reload and Upgrade paid or payable to third parties shall be the responsibility of GKF.

d.    Lender Documentation. Upon reasonable request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of subordination, attornment, and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Icon.

e.    Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the Leksell Gamma Knife End User Agreement dated March 7, 2011 (“LGK Agreement”), by and between Hospital and Elekta, Inc. (“Elekta”)), Hospital shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Icon meets the manufacturer’s specifications and documentation. If Hospital fails to respond within such five (5) business day period, Hospital shall be granted a one-time five (5) business day extension to validate and confirm the results of the Acceptance Tests. If Hospital fails to respond within such review period, as extended, Hospital shall be deemed to have validated and confirmed the results of the Acceptance Tests.

3.           No Ownership Interests. Notwithstanding anything to the contrary set forth in the Lease or this Amendment Three, GKF shall retain all ownership rights and title to the Icon, and Hospital shall have no ownership interest therein.

4.           Extension of Lease Term. The Term of the Lease is hereby extended for a period of sixty-six (66) months following the termination date contemplated in the Second Amendment, unless earlier terminated, and shall continue through November 22, 2029. All references in the Lease to the “Term” shall refer to the term as extended hereby,

5.           Lease Payments.

a.    It is understood and agreed that Section 8 of the Lease (Per Procedure Payments) shall remain in full force and effect with respect to all Procedures performed prior to January 1, 2024, and that all rent or lease payments pertaining to Procedures performed prior to January 1, 2024 shall continue to be calculated in accordance with the current Section 8 of the Lease in place prior to this Amendment Three and shall be paid by Hospital to, and retained solely by, GKF. Effective as of and after January 1, 2024, the first paragraph only of Section 8 of the Lease shall be deleted in its entirety and replaced with the following:

“8. Per Procedure Payments. As rent for the lease of the Equipment to Hospital pursuant to this Lease, commencing from and after January 1, 2024, Hospital shall pay to GKF pursuant to Exhibit A attached for each Procedure (as defined below) that is performed by Hospital or its representatives or affiliates at the Site or within the State of New Mexico at the direction of Hospital or any of its affiliates, whether on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), and irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices; provided that the Icon was available and fully operational at the time the Procedure was performed. As used herein, a “Procedure” means any treatment that involves stereotactic, external, single or up to and including five (5) fraction(s), conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum. “Procedure” shall expressly exclude any procedures which the Equipment is unable to perform or which, in the opinion of Elekta, the Equipment is not designed or reasonably suitable to perform.”

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.           Notices. As of the Effective Date, Hospital’s notice address as set forth in Section 24.14 of the Lease shall be deleted in its entirety and replaced with the following:

“To Hospital:	Lovelace Medical Center
Attention: Chief Executive Officer
4101 Indian School Road NE
Albuquerque, NM 87110

With a copy to:	Lovelace Medical Center
Attention: General Counsel
340 Seven Springs Way, Suite 100
Brentwood, TN 37027”

7.           Full Force and Effect. Except as amended by this Amendment Three, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Amendment Three, represent the entire agreement of the parties with respect to the Reload and Upgrade and its use by Hospital. Unless the context requires otherwise, with respect to the Cobalt reload and Lightning software upgrade, all references in the Lease to (i) the “Agreement” shall be deemed to mean the Lease as amended; (ii) the “Equipment” shall be deemed to mean the Icon; (iii) the “LGK Agreement” shall be deemed to refer to the LGK Agreement executed by Hospital relating to the Perfexion; and (iv) the “Term” shall be deemed to refer to the Term, as extended pursuant to this Amendment Three. To the extent any of the terms of the Lease as amended conflict with the terms of this Amendment Three as it pertains to the Reload and Upgrade, the terms and provisions of this Amendment Three shall prevail and control. Where not different or in conflict with the terms and provisions of this Amendment Three, all applicable terms and provisions set forth in the Lease as amended are incorporated within this Amendment Three as is if set forth herein and shall apply with equal force and effect to the Reload and Upgrade. Notwithstanding anything to the contrary set forth herein, no term or condition of this Amendment Three shall be effective to the extent it causes Hospital to breach the LGK Agreement or otherwise violate or infringe upon the rights of Elekta. Nothing set forth in this Amendment Three shall relieve either party from any or all of its obligations under the Lease as amended. Hospital shall have no further obligations with respect thereto other than making payments for Procedures performed.

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[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Amendment Three effective as of the Effective Date.

GKF:		Hospital:

GK FINANCING, LLC		LOVELACE HEALTH SYSTEM, LLC,
d/b/a Lovelace Medical Center

By:	/s/ Craig K. Tagawa	By:	/s/ Brian Miller
Name:	Craig K. Tagawa	Name:	Brian Miller
Title:	Chief Executive Officer	Title:	Chief Operating Officer
Date:	11/6/23	Date:	11/9/23

Internal Review Only:

		By:	/s/ Richard Hann
		Name:	Richard Hann
		Title:	Div VIP/CFO
		Date:	11/9/23

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Exhibit A

PER PROCEDURE PAYMENTS

Annual Paid Procedures Performed	Fee Per Use
1-100	$ [*****] per Procedure
101+	$[*****] per Procedure

Notwithstanding anything to the contrary set forth herein, for purposes of determining the Per Procedure Payments, the number of annual Procedures performed on the Icon or using any other equipment or devices shall be reset to zero (0) at the commencement of each annual anniversary after January 1, 2024.

For Per Procedure count purposes any patient treatment provided on a fractionated basis shall count as one (1) Procedure.